Exhibit 10.1

SECOND AMENDMENT TO

THEMAVEN, INC.

2019 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors of TheMaven, Inc. (the “Company”) has adopted the Company’s 2019 Equity Incentive Plan (as amended by the First Amendment to TheMaven, Inc. 2019 Equity Incentive Plan dated as of March 16, 2020, the “Plan”) and has recommended the Plan be presented to the shareholders of the Company for their approval;

WHEREAS, pursuant to Section 3(a) of the Plan, a Share Reserve (as defined under the Plan) of 85,000,000 shares of the Common Stock (as defined under the Plan) has been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the Share Reserve to an aggregate of 185,000,000 shares of Common Stock, including shares and Stock Awards previously issued thereunder; and

WHEREAS, Section 2(b) of the Plan permits the Board of Directors of the Company to amend the Plan from time to time, subject only to certain limitations specified therein.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan, subject to the approval of shareholders of the Company:

1. Section 3(a) of the Plan shall be, and hereby is, amended to increase the Share Reserve to 185,000,000, and the first sentence of such section is thereby to read as follows:

“Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards beginning on the Effective Date may not exceed 185,000,000 shares (the “Share Reserve”).”

2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Second Amendment to its 2019 Equity Incentive Plan as of February 18, 2021.

THEMAVEN, INC.

By:	/s/ Douglas Smith
Name:	Douglas Smith
Title:	Chief Financial Officer